Exhibit 99.1

VMware Reports Third Quarter 2012 Results

Company Appoints Jonathan Chadwick as Chief Financial Officer

- Year-over-Year Revenue Growth of 20% to $1.13 Billion

- Operating Margin of 16.8%; Non-GAAP Operating Margin of 32.2%

PALO ALTO, Calif., October 23, 2012 — VMware, Inc. (NYSE: VMW), the global leader in virtualization and cloud infrastructure, today announced financial results for the third quarter of 2012. Also announced today, industry veteran Jonathan Chadwick will join VMware as chief financial officer (CFO) effective November 5, 2012.

•	Revenues for the third quarter were $1.13 billion, an increase of 20% from the third quarter of 2011, and 22% measured in constant currency.

•

Operating income for the third quarter was $190 million, an increase of 5% from the third quarter of 2011. Non-GAAP operating income for the third quarter was $365 million, an increase of 28% from the third quarter of 2011.

•

Net income for the third quarter was $157 million, or $0.36 per diluted share, compared to $178 million, or $0.41 per diluted share, for the third quarter of 2011. Non-GAAP net income for the quarter was $303 million, or $0.70 per diluted share, compared to $230 million, or $0.53 per diluted share, for the third quarter of 2011.

•

Trailing twelve months operating cash flows were $1.97 billion, an increase of 5% compared to the trailing twelve months ended the third quarter of 2011. Trailing twelve months free cash flows were $1.90 billion, an increase of 4% compared to the trailing twelve months ended the third quarter of 2011.

•	Cash, cash equivalents and short-term investments were $4.4 billion and unearned revenue was $3.0 billion as of September 30, 2012.

U.S. revenues for the third quarter of 2012 grew 25% to $554 million from 2011. International revenues grew 16% to $580 million from 2011.

License revenues for the third quarter of 2012 were $491 million, an increase of 11% from 2011. Service revenues, which include software maintenance and professional services, were $643 million for third quarter of 2012, an increase of 29% from 2011.

“Third quarter results reinforce VMware’s leadership and momentum as cloud emerges as the de facto IT infrastructure standard,” said Pat Gelsinger, chief executive officer, VMware. “Our Software Defined Data Center platform gives customers a clear path to the cloud, and the recently announced VMware vCloud® Suite of virtualized compute, storage, networking and management capabilities demonstrates our unique ability to deliver proven solutions that speed this journey.”

“We delivered a solid quarter despite tough macroeconomic conditions,” said Carl Eschenbach, chief operating officer and co-president, VMware. “The quarter went as expected and we achieved record quarterly results for total revenue and non-GAAP operating income. Fourth quarter revenues are expected to be in the range of $1.26 and $1.29 billion. Annual 2012 revenues are expected to be in the range of $4.572 and $4.602 billion, an increase of 21.4% to 22.2% from 2011. Annual license revenues are expected to grow between 12.8% and 13.8%.”

Jonathan Chadwick Appointed Chief Financial Officer

Jonathan Chadwick, 46, brings deep industry and business leadership experience to VMware. Most recently, he served as corporate vice president of Microsoft and CFO of Skype, following roles as EVP and CFO of McAfee and in a variety of finance leadership positions in over a decade at Cisco Systems. Chadwick will be responsible for leading VMware’s global finance organization and will report to Gelsinger.

Commenting on the new addition to VMware’s executive team, Gelsinger added, “As we refine and accelerate VMware’s market and innovation strategy, we are squarely focused on delivering increasing value to our customers and shareholders. Jonathan’s tremendous talent and experience in financial controls, business operations and strategic planning will be foundational to these efforts, and we warmly welcome him to the leadership team.”

Recent Highlights & Strategic Announcements

•

In late August, VMware hosted VMworld® 2012 in San Francisco. The event attracted a record 21,000 customers, partners, press and analysts, and 250 sponsors and exhibitors signifying major interest from the IT industry in cloud computing and the next generation of IT. In early October, VMware hosted VMworld Europe in Barcelona, attracting more than 8,000 attendees to the Company’s regional user conference.

•

On August 27, VMware unveiled a comprehensive solution of cloud infrastructure and management products, expertise and ecosystem support to help customers drive greater efficiency and improve operational agility. At the heart of the announcement was the new VMware vCloud® Suite 5.1 – the first solution to deliver the Software Defined Data Center. The vCloud suite integrates VMware’s leading virtualization, cloud infrastructure and management portfolio into a single SKU, simplifying the adoption of cloud era technologies.

•

Also on August 27, VMware announced new Cloud Ops Intellectual Property (IP) and advisory, transformation and education services. Based on VMware’s experience helping hundreds of clients worldwide navigate through the complex decisions around building, running and optimizing public and private cloud environments, Cloud Ops has emerged as a new operating model where IT shifts from a reactive, tactical relationship with the business to the role of a strategic partner, helping broker critical, value-added services across an organization.

VMware plans to host a conference call today to review its third quarter 2012 results and to discuss its financial outlook. The call is scheduled to begin at 2:00 p.m. PT/ 5:00 p.m. ET and can be accessed via the Web at http://ir.vmware.com. The webcast will be available live, and a replay will be available following completion of the live broadcast for approximately 60 days.

# # #

About VMware

VMware is the leader in virtualization and cloud infrastructure solutions that enable businesses to thrive in the Cloud Era. Customers rely on VMware to help them transform the way they build, deliver and consume Information Technology resources in a manner that is evolutionary and based on their specific needs. With 2011 revenues of $3.77 billion, VMware has more than 400,000 customers and 55,000 partners. The company is headquartered in Silicon Valley with offices throughout the world and can be found online at www.vmware.com.

# # #

VMware, VMworld and VMware vCloud are registered trademarks or trademarks of VMware, Inc. in the United States and other jurisdictions. Other marks mentioned herein are trademarks, which are proprietary to VMware, Inc. or another company.

Use of Non-GAAP Financial Measures

Reconciliations of non-GAAP financial measures to VMware’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section of the tables titled “About Non-GAAP Financial Measures.”

Forward-Looking Statements

This press release contains forward-looking statements including, among other things, statements regarding VMware’s fourth quarter and annual revenue and license revenue projections, our expectations for leadership and momentum in cloud infrastructure, the roles of our Software Defined Data Center platform, vCloud Suite and Cloud Ops IP and services in the adoption of cloud computing and their benefits to customers, important IT market trends and expectations that VMware’s strategy will deliver increasing value to shareholders and customers. These forward-looking statements are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risk factors, including but not limited to: (i) adverse changes in general economic or market conditions; (ii) delays or reductions in consumer or information technology spending; (iii) competitive factors, including but not limited to pricing pressures, industry consolidation, entry of new competitors into the virtualization market, and new product and marketing initiatives by our competitors; (iv) factors that affect timing of license revenue recognition such as product announcements and promotions and beta programs; (v) our customers’ ability to develop, and to transition to, new products and computing strategies such as cloud computing and desktop virtualization; (vi) the uncertainty of customer acceptance of emerging technology; (vii) changes in the willingness of customers to enter into longer term licensing and support arrangements; (viii) rapid technological and market changes in virtualization software and platforms for cloud and desktop computing; (ix) changes to product development timelines; (x) VMware’s relationship with EMC Corporation and EMC’s ability to control matters requiring stockholder approval, including the election of VMware’s board members; (xi) our ability to protect our proprietary technology; (xii) our ability to attract and retain highly qualified employees; (xiii) the successful integration of acquired companies and assets into VMware; and (xiv) fluctuating currency exchange rates. These forward looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including our most recent reports on Form 10-K and Form 10-Q and current reports on Form 8-K that we may file from time to time, which could cause actual results to vary from expectations. VMware assumes no obligation to, and does not currently intend to, update any such forward-looking statements after the date of this release.

Contacts:

Paul Ziots

VMware Investor Relations

pziots@vmware.com

650-427-3267

Joan Stone

VMware Global Communications

joanstone@vmware.com

650-427-4436

VMware, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Operating activities:
Net income	$156,768	$177,538	$539,933	$523,508
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	86,434	73,985	261,592	229,643
Stock-based compensation, excluding amounts capitalized	119,487	88,379	302,193	254,394
Excess tax benefits from stock-based compensation	(24,531)	(46,428)	(110,914)	(197,692)
Gain on sale of Terremark investment	—	—	—	(56,000)
Other	(735)	6,968	(1,290)	10,794
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	67,054	46,174	202,308	72,757
Other assets	(4,713)	(57,402)	(121,863)	(91,455)
Due to/from EMC, net	15,479	17,505	27,624	42,940
Accounts payable	8,699	(10,846)	26,118	(12,553)
Accrued expenses	(63,917)	(19,539)	(62,981)	14,672
Income taxes receivable from EMC	—	69,796	—	246,240
Income taxes payable	59,933	14,321	127,666	51,922
Deferred income taxes, net	(33,727)	10,231	(70,098)	9,273
Unearned revenue	49,987	152,829	283,859	365,781

Net cash provided by operating activities	436,218	523,511	1,404,147	1,464,224

Investing activities:
Additions to property and equipment	(74,812)	(54,948)	(152,819)	(177,180)
Purchase of leasehold interest	—	22,043	—	(151,083)
Capitalized software development costs	—	(21,139)	—	(73,998)
Purchases of available-for-sale securities	(764,574)	(955,686)	(2,719,642)	(2,083,491)
Sales of available-for-sale securities	882,348	231,705	1,653,102	608,293
Maturities of available-for-sale securities	234,028	231,738	768,104	724,707
Sale of strategic investments	—	—	—	78,513
Business acquisitions, net of cash acquired	(1,242,048)	(99,522)	(1,344,214)	(303,610)
Transfer of net assets under common control	—	(1,930)	—	(22,393)
Other investing	(8,183)	(3,230)	(12,357)	(30,372)

Net cash used in investing activities	(973,241)	(650,969)	(1,807,826)	(1,430,614)

Financing activities:
Proceeds from issuance of common stock	69,628	84,572	214,223	285,286
Repurchase of common stock	(128,817)	(210,527)	(307,012)	(490,916)
Excess tax benefits from stock-based compensation	24,531	46,428	110,914	197,692
Shares repurchased for tax withholdings on vesting of restricted stock	(25,019)	(34,230)	(90,002)	(104,808)

Net cash used in financing activities	(59,677)	(113,757)	(71,877)	(112,746)

Net decrease in cash and cash equivalents	(596,700)	(241,215)	(475,556)	(79,136)
Cash and cash equivalents at beginning of the period	2,076,900	1,791,044	1,955,756	1,628,965

Cash and cash equivalents at end of the period	$1,480,200	$1,549,829	$1,480,200	$1,549,829

VMware, Inc.

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
License	$491,121	$443,597	$1,490,270	$1,327,402
Services	642,563	498,266	1,821,622	1,379,392

Total revenues	1,133,684	941,863	3,311,892	2,706,794
Operating expenses (1):
Cost of license revenues	60,338	46,063	173,634	151,009
Cost of services revenues	119,024	106,678	355,865	304,104
Research and development	259,907	199,655	730,891	558,059
Sales and marketing	411,535	331,626	1,166,448	949,110
General and administrative	92,537	77,120	265,636	223,397

Operating income	190,343	180,721	619,418	521,115
Investment income	7,505	4,351	20,193	11,472
Interest expense with EMC	(1,162)	(915)	(3,607)	(2,846)
Other income (expense), net	(1,539)	(998)	(2,814)	55,806

Income before income taxes	195,147	183,159	633,190	585,547
Income tax provision	38,379	5,621	93,257	62,039

Net income	$156,768	$177,538	$539,933	$523,508

Net income per weighted-average share, basic for Class A and Class B	$0.37	$0.42	$1.26	$1.25
Net income per weighted-average share, diluted for Class A and Class B	$0.36	$0.41	$1.24	$1.21
Weighted-average shares, basic for Class A and Class B	427,142	422,030	426,902	420,247
Weighted-average shares, diluted for Class A and Class B	433,288	431,881	434,438	431,846

(1) Includes stock-based compensation as follows:
Cost of license revenues	$561	$367	$1,525	$1,271
Cost of services revenues	7,816	6,068	20,738	17,396
Research and development	60,194	46,663	147,598	134,621
Sales and marketing	51,662	24,763	110,779	70,550
General and administrative	11,914	10,518	34,213	30,556

VMware, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$1,480,200	$1,955,756
Short-term investments	2,914,419	2,556,450
Accounts receivable, net of allowance for doubtful accounts of $1,976 and $3,794	683,695	882,857
Due from EMC, net	46,175	73,799
Deferred tax asset	156,747	128,471
Other current assets	154,167	80,439

Total current assets	5,435,403	5,677,772
Property and equipment, net	579,998	525,490
Capitalized software development costs, net and other	94,702	154,236
Deferred tax asset	111,087	156,855
Intangible assets, net	765,590	407,375
Goodwill	2,893,333	1,759,080

Total assets	$9,880,113	$8,680,808

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$72,462	$49,747
Accrued expenses and other	576,043	587,650
Unearned revenues	1,876,208	1,764,109

Total current liabilities	2,524,713	2,401,506
Note payable to EMC	450,000	450,000
Unearned revenues	1,117,058	944,309
Other liabilities	223,543	114,711

Total liabilities	4,315,314	3,910,526
Commitments and contingencies
Stockholders’ equity:
Class A common stock, par value $.01; authorized 2,500,000 shares; issued and outstanding 128,336 and 123,610 shares	1,283	1,236
Class B convertible common stock, par value $.01; authorized 1,000,000 shares; issued and outstanding 300,000 shares	3,000	3,000
Additional paid-in capital	3,459,801	3,212,264
Accumulated other comprehensive income	8,176	1,176
Retained earnings	2,092,539	1,552,606

Total stockholders’ equity	5,564,799	4,770,282

Total liabilities and stockholders’ equity	$9,880,113	$8,680,808

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Three Months Ended September 30, 2012

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition Related Items	Capitalized Software Development Costs (1)	Tax Adjustment (2)	Non-GAAP, as adjusted
Operating expenses:
Cost of license revenues	$60,338	(561)	(7)	(19,306)	—	(14,859)	—	$25,605
Cost of services revenues	$119,024	(7,816)	1	(1,098)	—	—	—	$110,111
Research and development	$259,907	(60,194)	(996)	(962)	—	—	—	$197,755
Sales and marketing	$411,535	(51,662)	(332)	(3,287)	—	—	—	$356,254
General and administrative	$92,537	(11,914)	(150)	—	(1,723)	—	—	$78,750
Operating income	$190,343	132,147	1,484	24,653	1,723	14,859	—	$365,209
Operating margin	16.8%	11.7%	0.1%	2.2%	0.1%	1.3%	—	32.2%
Income before income taxes	$195,147	132,147	1,484	24,653	1,723	14,859	—	$370,013
Income tax provision	$38,379						28,223	$66,602
Tax rate	19.7%							18.0%
Net income	$156,768	132,147	1,484	24,653	1,723	14,859	(28,223)	$303,411
Net income per weighted-average share, basic for Class A and Class B (3)	$0.37	$0.31	$—	$0.06	$—	$0.03	$(0.06)	$0.71
Net income per weighted-average share, diluted for Class A and Class B (4)	$0.36	$0.30	$—	$0.06	$—	$0.04	$(0.06)	$0.70

(1)	For the third quarter of 2012, no costs were capitalized for the development of software products. Amortization expense from previously capitalized amounts was $14.9 million.
(2)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(3)	Calculated based upon 427,142 basic weighted-average shares for Class A and Class B.
(4)	Calculated based upon 433,288 diluted weighted-average shares for Class A and Class B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Three Months Ended September 30, 2011

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition Related Items	Capitalized Software Development Costs (1)	Stock-Based Compensation Included in Capitalized Software Development	Tax Adjustment (2)	Non-GAAP, as adjusted
Operating expenses:
Cost of license revenues	$46,063	(367)	(26)	(12,743)	—	(14,427)	—	—	$18,500
Cost of services revenues	$106,678	(6,068)	(329)	(1,242)	—	—	—	—	$99,039
Research and development	$199,655	(46,663)	(2,394)	(797)	—	24,528	(3,389)	—	$170,940
Sales and marketing	$331,626	(24,763)	(1,403)	(2,832)	—	—	—	—	$302,628
General and administrative	$77,120	(10,518)	(340)	(36)	(844)	—	—	—	$65,382
Operating income	$180,721	88,379	4,492	17,650	844	(10,101)	3,389	—	$285,374
Operating margin	19.2%	9.4%	0.5%	1.9%	0.1%	-1.1%	0.3%	—	30.3%
Income before income taxes	$183,159	88,379	4,492	17,650	844	(10,101)	3,389	—	$287,812
Income tax provision	$5,621							51,940	$57,561
Tax rate	3.1%								20.0%
Net income	$177,538	88,379	4,492	17,650	844	(10,101)	3,389	(51,940)	$230,251
Net income per weighted-average share, basic for Class A and Class B (3)	$0.42	$0.21	$0.01	$0.04	$—	$(0.02)	$0.01	$(0.12)	$0.55
Net income per weighted-average share, diluted for Class A and Class B (4)	$0.41	$0.20	$0.01	$0.04	$—	$(0.02)	$0.01	$(0.12)	$0.53

(1)	For the third quarter of 2011, we capitalized $24.5 million (including $3.4 million of stock-based compensation) of costs incurred for the development of software products. Amortization expense from capitalized amounts was $14.4 million.
(2)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above. Our estimated tax rate on non-GAAP income is determined annually and may be re-calculated during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, tax audit closures, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(3)	Calculated based upon 422,030 basic weighted-average shares for Class A and Class B.
(4)	Calculated based upon 431,881 diluted weighted-average shares for Class A and Class B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Nine Months Ended September 30, 2012

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition Related Items	Capitalized Software Development Costs (1)	Tax Adjustment (2)	Non-GAAP, as adjusted
Operating expenses:
Cost of license revenues	$173,634	(1,525)	(43)	(46,334)	—	(57,457)	—	$68,275
Cost of services revenues	$355,865	(20,738)	(846)	(3,294)	—	—	—	$330,987
Research and development	$730,891	(147,598)	(5,050)	(2,464)	—	—	—	$575,779
Sales and marketing	$1,166,448	(110,779)	(3,771)	(9,147)	—	—	—	$1,042,751
General and administrative	$265,636	(34,213)	(991)	—	(3,402)	—	—	$227,030
Operating income	$619,418	314,853	10,701	61,239	3,402	57,457	—	$1,067,070
Operating margin	18.7%	9.5%	0.3%	1.9%	0.1%	1.7%	—	32.2%
Income before income taxes	$633,190	314,853	10,701	61,239	3,402	57,457	—	$1,080,842
Income tax provision	$93,257						101,295	$194,552
Tax rate	14.7%							18.0%
Net income	$539,933	314,853	10,701	61,239	3,402	57,457	(101,295)	$886,290
Net income per weighted-average share, basic for Class A and Class B (3)	$1.26	$0.74	$0.03	$0.14	$0.01	$0.14	$(0.24)	$2.08
Net income per weighted-average share, diluted for Class A and Class B (4)	$1.24	$0.72	$0.02	$0.14	$0.01	$0.14	$(0.23)	$2.04

(1)	For the first nine months of 2012, no costs were capitalized for the development of software products. Amortization expense from previously capitalized amounts was $57.5 million.
(2)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(3)	Calculated based upon 426,902 basic weighted-average shares for Class A and Class B.
(4)	Calculated based upon 434,438 diluted weighted-average shares for Class A and Class B.

VMware, Inc.

RECONCILIATION OF GAAP TO NON-GAAP DATA

For the Nine Months Ended September 30, 2011

(in thousands, except per share amounts)

(unaudited)

	GAAP	Stock-Based Compensation	Employer Payroll Taxes on Employee Stock Transactions	Intangible Amortization	Acquisition Related Items	Capitalized Software Development Costs (1)	Stock-Based Compensation Included in Capitalized Software Development	Gain on sale of Terremark (2)	Tax Adjustment (3)	Non-GAAP, as adjusted
Operating expenses:
Cost of license revenues	$151,009	(1,271)	(93)	(32,887)	—	(62,699)	—	—	—	$54,059
Cost of services revenues	$304,104	(17,396)	(1,208)	(3,726)	—	—	—	—	—	$281,774
Research and development	$558,059	(134,621)	(8,238)	(2,391)	—	86,426	(12,428)	—	—	$486,807
Sales and marketing	$949,110	(70,550)	(4,710)	(7,347)	—	—	—	—	—	$866,503
General and administrative	$223,397	(30,556)	(1,197)	(108)	(2,226)	—	—	—	—	$189,310
Operating income	$521,115	254,394	15,446	46,459	2,226	(23,727)	12,428	—	—	$828,341
Operating margin	19.3%	9.4%	0.6%	1.7%	0.1%	-0.9%	0.4%	—	—	30.6%
Other income (expense), net	$55,806							(56,000)		$(194)
Income before income taxes	$585,547	254,394	15,446	46,459	2,226	(23,727)	12,428	(56,000)	—	$836,773
Income tax provision	$62,039								105,314	$167,353
Tax rate	10.6%									20.0%
Net income	$523,508	254,394	15,446	46,459	2,226	(23,727)	12,428	(56,000)	(105,314)	$669,420
Net income per weighted-average share, basic for Class A and Class B (4)	$1.25	$0.61	$0.04	$0.11	$—	$(0.06)	$0.02	$(0.13)	$(0.25)	$1.59
Net income per weighted-average share, diluted for Class A and Class B (5)	$1.21	$0.59	$0.04	$0.11	$—	$(0.05)	$0.02	$(0.13)	$(0.24)	$1.55

(1)	For the first nine months of 2011, we capitalized $86.4 million (including $12.4 million of stock-based compensation) of costs incurred for the development of software products. Amortization expense from capitalized amounts was $62.7 million.
(2)	VMware realized a gain of $56.0 million on the sale of its investment in Terremark Worldwide, Inc.
(3)	Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating the non-GAAP financial measures presented above. Our estimated tax rate on non-GAAP income is determined annually and may be re-calculated during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, tax audit closures, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.
(4)	Calculated based upon 420,247 basic weighted-average shares for Class A and Class B.
(5)	Calculated based upon 431,846 diluted weighted-average shares for Class A and Class B.

VMware, Inc.

REVENUE BY TYPE

(in thousands)

(unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
License	$491,121	$443,597	$1,490,270	$1,327,402
Services:
Software maintenance	550,626	426,772	1,562,015	1,176,907
Professional services	91,937	71,494	259,607	202,485

Total services	642,563	498,266	1,821,622	1,379,392

Total revenues	$1,133,684	$941,863	$3,311,892	$2,706,794

Percentage of revenues:
License	43.3%	47.1%	45.0%	49.0%
Services:
Software maintenance	48.6%	45.3%	47.2%	43.5%
Professional services	8.1%	7.6%	7.8%	7.5%

Total services	56.7%	52.9%	55.0%	51.0%

Total revenues	100.0%	100.0%	100.0%	100.0%

VMware, Inc.

RECONCILIATION OF GAAP CASH FLOWS FROM OPERATING ACTIVITIES

TO FREE CASH FLOWS

(A NON-GAAP FINANCIAL MEASURE)

(in thousands)

(unaudited)

	For the Three Months Ended September 30,
	2012	2011
GAAP cash flows from operating activities	$436,218	$523,511
Capitalized software development costs	—	(21,139)
Excess tax benefits from stock-based compensation	24,531	46,428
Capital expenditures	(74,812)	(54,948)

Free cash flows	$385,937	$493,852

VMware, Inc.

RECONCILIATION OF GAAP CASH FLOWS FROM OPERATING ACTIVITIES

TO FREE CASH FLOWS

(A NON-GAAP FINANCIAL MEASURE)

(in thousands)

(unaudited)

	For the Trailing Twelve Months Ended September 30,
	2012	2011
GAAP cash flows from operating activities	$1,965,556	$1,870,839
Capitalized software development costs	—	(89,953)
Excess tax benefits from stock-based compensation	137,725	253,945
Capital expenditures	(205,730)	(217,630)

Free cash flows	$1,897,551	$1,817,201

About Non-GAAP Financial Measures

To provide investors and others with additional information regarding VMware’s results, we have disclosed in this press release the following non-GAAP financial measures: non-GAAP operating income, non-GAAP net income, non-GAAP income per diluted share, non-GAAP operating margin, free cash flows and trailing twelve-month free cash flows. VMware has provided a reconciliation of each non-GAAP financial measure used in this earnings release to the most directly comparable GAAP financial measure. These non-GAAP financial measures, other than free cash flows, differ from GAAP in that they exclude stock-based compensation, employer payroll tax on employee stock transactions, amortization of intangible assets, acquisition related items and the net effect of the amortization and capitalization of software development costs. Free cash flows differ from GAAP cash flows from operating activities in its treatment of capitalized software development costs, excess tax benefits from stock-based compensation and capital expenditures.

VMware’s management uses these non-GAAP financial measures to understand and compare operating results across accounting periods, for internal budgeting and forecasting purposes, for short- and long-term operating plans, to calculate bonus payments and to evaluate VMware’s financial performance, the performance of its individual functional groups and the ability of operations to generate cash. Management believes these non-GAAP financial measures reflect VMware’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in VMware’s business, as they exclude expenses and gains that are not reflective of ongoing operating results. Management also believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating VMware’s operating results and future prospects in the same manner as management and in comparing financial results across accounting periods and to those of peer companies. Additionally, management believes information regarding free cash flows provides investors and others with an important perspective on the cash available to make strategic acquisitions and investments, to repurchase shares, to fund ongoing operations and to fund other capital expenditures.

Management believes these non-GAAP financial measures are useful to investors and others in assessing VMware’s operating performance due to the following factors:

•

Stock-based compensation. Although stock-based compensation is an important aspect of the compensation of VMware’s employees and executives, determining the fair value of certain of the stock-based instruments we utilize involves a high degree of judgment and estimation and the expense recorded may bear little resemblance to the actual value realized upon the vesting or future exercise of the related stock-based awards. Furthermore, unlike cash compensation, the value of stock options, which is an element of our ongoing stock-based compensation expense, is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control. Management believes it is useful to exclude stock-based compensation in order to better understand the long-term performance of our core business and to facilitate comparison of our results to those of peer companies.

•

Excess tax benefits from stock-based compensation. We account for stock-based compensation under GAAP, which requires that we report the excess income tax benefit from stock-based compensation as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flows in order to generally classify cash flows arising from income taxes as operating cash flows.

•

Employer payroll tax on employee stock transactions. The amount of employer payroll taxes on stock-based compensation is dependent on VMware’s stock price and other factors that are beyond our control and do not correlate to the operation of the business.

•

Amortization of intangible assets. A portion of the purchase price of VMware’s acquisitions is generally allocated to intangible assets, such as intellectual property, and is subject to amortization. However, VMware does not acquire businesses on a predictable cycle. Additionally, the amount of an acquisition’s purchase price allocated to intangible assets and the term of its related amortization can vary significantly and are unique to each acquisition. Therefore, VMware believes that the presentation of non-GAAP financial measures that adjust for the amortization of intangible assets provides investors and others with a consistent basis for comparison across accounting periods.

•

Acquisition related items. Acquisition related items include direct costs of acquisitions, such as transaction fees, which vary significantly and are unique to each acquisition. Additionally, VMware does not acquire businesses on a predictable cycle.

•

Capitalized software development costs. Capitalized software development costs encompasses capitalization of development costs and the subsequent amortization of the capitalized costs over the useful life of the product. Amortization and capitalization of software development costs can vary significantly depending upon the timing of products reaching technological feasibility and being made generally available. In addition, we exclude the capitalization of software from our free cash flows to better convey management’s view of operating cash flows. To the extent that we capitalize costs under generally accepted accounting guidance, we increase our GAAP operating cash flows due to the treatment of capitalized costs as cash used in investing activities. Historically, the amount of software development costs that we capitalized during a given fiscal period was often significant. However, following the release of VMware vSphere 5 and the comprehensive suite of cloud infrastructure technologies in the third quarter of 2011, management determined that VMware’s go-to-market strategy had changed from single solutions to product suite solutions. As a result of this change in strategy, and the related increased importance of interoperability between our products, the length of time between achieving technological feasibility and general release to customers has significantly decreased. Given that we expect the majority of our product offerings to be suites or to have key components that interoperate with our other product offerings, the costs incurred subsequent to achievement of technological feasibility are expected to be immaterial in future periods and we do not expect to record significant capitalized software development costs under our current strategy. We did not capitalize software development costs related to product offerings during the first nine months of 2012. We also expect amortization of previously capitalized software development costs to steadily decline as previously capitalized software development costs become fully amortized.

•

Tax Adjustment. Non-GAAP financial information for the quarter is adjusted for a tax rate equal to our annual estimated tax rate on non-GAAP income. This rate is based on our estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating our non-GAAP income. Our estimated tax rate on non-GAAP income is determined annually and may be adjusted during the year to take into account events or trends that we believe materially impact the estimated annual rate including, but not limited to, significant changes resulting from tax legislation, material changes in the geographic mix of revenues and expenses and other significant events. Due to the differences in the tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP income may differ from our GAAP tax rate and from our actual tax liabilities.

Additionally, we believe that the non-GAAP financial measure, free cash flows, is meaningful to investors because we review cash flows generated from operations after taking into consideration capital expenditures due to the fact that these expenditures are considered to be a necessary component of ongoing operations. As discussed above, we also exclude the excess income tax benefit from stock-based compensation and subtract capitalization of software development costs to derive our measure of free cash flows.

The use of non-GAAP financial measures has certain limitations because they do not reflect all items of income and expense that affect VMware’s operations. Specifically, in the case of stock-based compensation, if VMware did not pay out a portion of its compensation in the form of stock-based compensation and related employer payroll taxes, the cash salary expense included in costs of revenues and operating expenses would be higher, which would affect VMware’s cash position. VMware compensates for these limitations by reconciling the non-GAAP financial measures to the most comparable GAAP financial measures. These non-GAAP financial measures should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP and should not be considered measures of VMware’s liquidity. Further, these non-GAAP measures may differ from the non-GAAP information used by other companies, including peer companies, and therefore comparability may be limited. Management encourages investors and others to review VMware’s financial information in its entirety and not rely on a single financial measure.

Revenue Growth in Constant Currency

We invoice and collect in the Euro, the British Pound, the Japanese Yen, and the Australian Dollar in their respective regions. As a result, our total revenues are affected by changes in the U.S. Dollar against these currencies.

In order to provide a comparable framework for assessing how our business performed excluding the effect of foreign currency fluctuations, management analyzes year-over-year revenue growth on a constant currency basis.

Since all of our entities operate with the U.S. Dollar as their functional currency, unearned revenues for orders booked in currencies other than U.S. Dollars are converted into U.S. Dollars at the exchange rate in effect for the month in which each order is booked. We calculate constant currency on license revenues recognized during the current period that were originally booked in currencies other than U.S. Dollars by comparing the exchange rates used to recognize revenue in the current period against the exchange rates used to recognize revenue in the comparable period. We do not calculate constant currency on services revenues, which include software maintenance revenues and professional services revenues.